Exhibit 99.1

NEWS RELEASE

Contact:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Pactiv Evergreen Reports Third Quarter 2021 Financial Results

Transition quarter as we position ourselves for future growth

LAKE FOREST, Ill., (November 3, 2021) – Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”), today reported results for the third quarter 2021 ended September 30, 2021.

Michael King, Chief Executive Officer of Pactiv Evergreen, “Our third quarter 2021 results were broadly in line with the revised full year fiscal 2021 guidance we provided in September. We continue to see demand recovery with overall volumes up 3% in the quarter. In addition, our business realized strong price increases with a 14% improvement in price/mix in the quarter due to traditional cost pass-through price increases and pricing actions that partially offset inflationary increases in materials, conversion costs and higher rates for transportation. While these industry challenges will likely continue for several quarters, our hard-working employees remain committed to innovation, increased productivity and continuing to serve our valued customers. Finally, I am pleased with the steps we have taken to position the Company for future growth, including the recent acquisition of Fabri-Kal, the agreement to sell our interests in Naturepak Beverage and the nearing completion of our exit of the coated groundwood paper business. We expect that these actions will enable the Company to deliver increased value for our employees, customers, and shareholders.”

Positioning the Company for Future Growth

We recently announced a number of actions expected to better position the Company for the future:

•	On July 21, 2021, we purchased with pension plan assets a non-participating group annuity contract from an insurance company and transferred $959 million of pension plan gross liabilities.
•	On September 24, 2021, we completed a refinancing resulting in the repayment of $1,207 million of debt that was due in 2023. Our next scheduled significant maturity is $276 million due December 2025.
•

On October 1, we completed our acquisition of Fabri-Kal, a leading manufacturer of foodservice and consumer brand packaging solutions. The integration of the business within our Foodservice segment is well underway. This acquisition further expands our position in the foodservice and consumer packaged goods businesses, and provides opportunities to leverage our combined manufacturing and distribution capabilities to maximize our service levels.

•

On October 12, we announced that Evergreen Packaging International LLC, a wholly-owned subsidiary of Pactiv Evergreen Inc. entered into a definitive agreement for the sale of our 50 percent interest in Naturepak Beverage Packaging Co, which supplies customers in the Middle East and Africa region from manufacturing plants in Morocco and Saudi Arabia. The completion of this transaction will position us to focus on our growth in North America where we are established as a leading manufacturer of fresh food and beverage packaging, servicing many of the world’s most beloved brands.

•	On October 31, we ceased manufacturing coated groundwood paper. The previously announced exit of this business is on-track to be completed during Q4 of 2021.

Third Quarter 2021 Financial Highlights:

•	Net Revenues of $1,394 million for the third quarter of 2021 were up 17% compared to $1,195 million in the prior year period with 14% growth due to price/mix and 3% volume improvement.
•

Net Income from continuing operations of $2 million for the third quarter of 2021 compared to a net loss of $143 million in the prior year period. Net income (loss) from continuing operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below.

•	Adjusted EBITDA[1] from continuing operations of $119 million for the third quarter of 2021 compared to $173 million in the prior year period.

[1]	Adjusted EBITDA is a non-GAAP measure. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

Third Quarter 2021 Results

Net revenues in the third quarter of 2021 were $1,394 million compared to $1,195 million in the prior year period. The increase was primarily due to favorable pricing, primarily due to higher material costs passed through to customers within our Foodservice and Food Merchandising segments, as well as higher sales volume within our Beverage Merchandising and Foodservice segments, largely due to higher demand as the economy continues to recover from the COVID-19 pandemic.

Net income from continuing operations was $2 million in the third quarter of 2021 compared to a net loss of $143 million in the third quarter of 2020. The change was primarily driven by a $55 million change in income taxes, primarily attributable to changes in the Company’s valuation allowance associated with deferred interest deductions in the prior year period, $44 million of related party management fees in the comparative period, $42 million of lower foreign exchange losses on cash, $30 million of lower interest expense driven by lower average debt outstanding in the current year quarter and $23 million of higher non-operating income driven by a pension settlement gain. These items were partially offset by $81 million lower gross profit, primarily due to higher manufacturing, logistics and material costs, net of higher costs passed through to customers.

Adjusted EBITDA1 was $119 million in the third quarter of 2021 compared to $173 million in the third quarter of 2020. The decrease was primarily due to higher manufacturing, logistics and material costs, net of higher costs passed through to customers, partially offset by higher sales volume due to the continued economic recovery from the COVID-19 pandemic.

Segment Results (compared to the third quarter of 2020)

Foodservice

	For the Three Months Ended September 30,				Components of Change in Net Revenues
	2021	2020	Change	% change	Price/Mix	Volume	FX
Total segment net revenues	$594	$473	$121	26%	21%	5%	—%
Segment Adjusted EBITDA	$64	$81	$(17)	(21)%
Segment Adjusted EBITDA Margin	11%	17%

The increase in net revenues was primarily due to favorable pricing, primarily due to higher material costs passed through to customers, as well as higher sales volume due to the market recovery from the COVID-19 pandemic.

The decrease in Adjusted EBITDA was primarily due to higher manufacturing, logistics and material costs, net of higher costs passed through to customers, partially offset by higher sales volume.

Food Merchandising

	For the Three Months Ended September 30,				Components of Change in Net Revenues
	2021	2020	Change	% change	Price/Mix	Volume	FX
Total segment net revenues	$391	$354	$37	10%	15%	(6%)	1%
Segment Adjusted EBITDA	$49	$72	$(23)	(32)%
Segment Adjusted EBITDA Margin	13%	20%

The increase in net revenues was primarily driven by favorable pricing, primarily due to higher material costs passed through to customers, partially offset by lower sales volume, primarily due to labor shortages.

The decrease in Adjusted EBITDA was primarily due to higher manufacturing costs, lower sales volume and higher logistics and material costs, net of higher costs passed through to customers.

Beverage Merchandising

	For the Three Months Ended September 30,				Components of Change in Net Revenues
	2021	2020	Change	% change	Price/Mix	Volume	FX
Total segment net revenues	$403	$361	$42	12%	3%	9%	—%
Segment Adjusted EBITDA	$16	$24	$(8)	(33)%
Segment Adjusted EBITDA Margin	4%	7%

The increase in net revenues was primarily due to higher sales volume and favorable pricing due to the market recovery from the COVID-19 pandemic.

The decrease in Adjusted EBITDA was primarily driven by higher material, manufacturing and logistics costs, partially offset by higher sales volume and favorable pricing and customer mix. Higher costs include $7 million of additional costs incurred related to the impact of Tropical Storm Fred.

Year to Date Financial Results (Nine Months Ended September 30, 2021):

•	Net Revenues of $3,910 million for the nine months ended September 30, 2021 compared to $3,514 million in the prior year period.
•

Net Loss from continuing operations of $1 million for the nine months ended September 30, 2021 compared to a net loss of $28 million in the prior year period. Net loss from continuing operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below.

•

Adjusted EBITDA[1] from continuing operations of $326 million for the nine months ended September 30, 2021 compared to $445 million in the prior year period. Adjusted EBITDA[1] for the nine months ended September 30, 2021 includes additional costs incurred related to the impact of Winter Storm Uri.

Net revenues for the nine months ended September 30, 2021 were $3,910 million compared to $3,514 million in the prior year period. The increase was primarily due to higher sales volume within our Foodservice and Beverage Merchandising segments, largely due to higher demand as markets continue to recover from the COVID-19 pandemic, as well as favorable pricing, primarily due to higher material costs passed through to customers within our Foodservice and Food Merchandising segments.

Net loss from continuing operations was $1 million for the nine months ended September 30, 2021 compared to a net loss of $28 million in the prior year period. The change was primarily driven by $134 million of lower interest expense driven by lower average debt outstanding in the current year period, $49 million of related party management fees in the comparative period and $38 million of higher non-operating income driven by a pension settlement gain. These increases were partially offset by $171 million of lower gross profit due to higher manufacturing costs, including $50 million of additional costs incurred related to the impact of Winter Storm Uri, higher logistics and material costs, net of higher costs passed through to customers, and a $69 million lower income tax benefit driven primarily by the impacts of the CARES Act in the prior year.

Adjusted EBITDA1 was $326 million for the nine months ended September 30, 2021 compared to $445 million in the prior year period. The decline was primarily due to higher manufacturing, logistics and material costs, net of higher costs passed through to customers. These decreases were partially offset by higher sales volume. Adjusted EBITDA for the nine months ended September 30, 2021 included $50 million of additional costs incurred related to the impact of Winter Storm Uri.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents were $627 million as of September 30, 2021.
•	Total outstanding debt was $4,277 million at September 30, 2021.
•	For the quarter ended September 30, 2021, capital expenditures related to the Company’s Strategic Investment Program (“SIP”) totaled $21 million.
•

The Company paid dividends to shareholders of $0.30 per share during the nine months ended September 30, 2021. The Company’s board of directors approved its fourth quarter dividend on November 2, 2021 for $0.10 per share of common stock, payable on December 15, 2021 to shareholders of record as of December 1, 2021.

Outlook

Our performance in the third quarter demonstrated the resiliency of our business as we saw continued volume recovery and effective pricing action. The Company is maintaining its full year 2021 guidance provided in its September 2021 earnings update conference call and expects the remainder of 2021 to continue to see sequential and year over year volume recovery and further pricing actions and pass-through contract price increases help us recover margins and profitability. While we expect profitability to continue to improve, we continue to see sustained pressure from high raw materials costs along with a difficult labor environment which makes the trajectory of the recovery difficult to predict.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on November 4, 2021 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (844) 825-9789 from the U.S. or (412) 317-5180 internationally and using access code 1016238. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com under “Events.”

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 16,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about the Company’s future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about the Company, may include projections of the Company’s future financial performance, its anticipated growth strategies and anticipated trends in its business. These statements are only predictions based on the Company’s current expectations and projections about future events. There are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. For additional information on these and other factors that could cause the Company’s actual results to materially differ from those set forth herein, refer to those factors discussed under the “Risk Factors” section in PTVE’s Form 10-K for the year ended December 31, 2020, and within other filings with the SEC. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Loss

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues	$1,394	$1,195	$3,910	$3,514
Cost of sales	(1,291)	(1,011)	(3,549)	(2,982)
Gross profit	103	184	361	532
Selling, general and administrative expenses	(104)	(116)	(345)	(358)
Goodwill impairment charges	—	(6)	—	(6)
Restructuring, asset impairment and other related charges	—	(14)	(8)	(18)
Other income (expense), net	7	(79)	18	(48)
Operating income (loss) from continuing operations	6	(31)	26	102
Non-operating income, net	40	17	88	50
Interest expense, net	(57)	(87)	(141)	(275)
Loss from continuing operations before tax	(11)	(101)	(27)	(123)
Income tax benefit (expense)	13	(42)	26	95
Income (loss) from continuing operations	2	(143)	(1)	(28)
Loss from discontinued operations, net of income taxes	(2)	(216)	(6)	(234)
Net loss	—	(359)	(7)	(262)
Income attributable to non-controlling interests	—	—	(1)	(1)
Net loss attributable to Pactiv Evergreen Inc. common shareholders	$—	$(359)	$(8)	$(263)

Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations - basic & diluted	$0.01	$(1.03)	$(0.01)	$(0.22)
From discontinued operations - basic & diluted	$(0.01)	$(1.56)	$(0.03)	$(1.72)
Total - basic & diluted	$—	$(2.59)	$(0.04)	$(1.94)

Weighted-average shared outstanding - basic	177.5	138.9	177.4	135.9
Weighted-average shared outstanding - diluted	177.8	138.9	177.4	135.9

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of September 30, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$627	$458
Accounts receivable, net	473	375
Related party receivables	47	55
Inventories	801	784
Other current assets	120	175
Assets held for sale	—	26
Total current assets	2,068	1,873
Property, plant and equipment, net	1,693	1,685
Operating lease right-of-use assets, net	254	260
Goodwill	1,760	1,760
Intangible assets, net	1,052	1,092
Deferred income taxes	10	7
Other noncurrent assets	170	166
Total assets	$7,007	$6,843
Liabilities
Accounts payable	$390	$313
Related party payables	10	10
Current portion of long-term debt	27	15
Current portion of operating lease liabilities	58	57
Income taxes payable	10	10
Accrued and other current liabilities	354	322
Liabilities held for sale	—	12
Total current liabilities	849	739
Long-term debt	4,220	3,965
Long-term operating lease liabilities	213	217
Deferred income taxes	217	193
Long-term employee benefit obligations	152	519
Other noncurrent liabilities	142	136
Total liabilities	$5,793	$5,769
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,210	1,071
Non-controlling interests	4	3
Total equity	$1,214	$1,074
Total liabilities and equity	$7,007	$6,843

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Cash provided by operating activities
Net loss	$(7)	$(262)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization	253	391
Deferred income taxes	(48)	310
Unrealized loss (gain) on derivatives	5	(3)
Goodwill impairment charges	—	6
Other asset impairment charges	—	15
Gain on disposal of businesses and other assets	—	(8)
Non-cash portion of employee benefit obligations	(83)	(44)
Non-cash portion of operating lease expense	57	78
Amortization of OID and DIC	4	15
Loss on extinguishment of debt	2	15
Other non-cash items, net	8	(2)
Change in assets and liabilities:
Accounts receivable, net	(98)	(4)
Inventories	(20)	(29)
Other current assets	2	—
Accounts payable	87	24
Operating lease payments	(57)	(75)
Income taxes payable/receivable	49	(121)
Accrued and other current liabilities	34	(76)
Employee benefit obligation contributions	(3)	(6)
Other assets and liabilities	5	46
Net cash provided by operating activities	190	270
Cash used in investing activities
Acquisition of property, plant and equipment and intangible assets	(199)	(329)
Proceeds from sale of property, plant and equipment	1	1
Disposal of businesses, net of cash disposed	(6)	8
Insurance recoveries	3	—
Net cash used in investing activities	(201)	(320)
Cash provided by financing activities
Long-term debt proceeds	1,510	5,614
Long-term debt repayments	(1,275)	(5,473)
Deferred financing transaction costs on long-term debt	(5)	(35)
Premium on redemption of long-term debt	(1)	(2)
Net proceeds from issuance of shares	—	546
Dividends paid to common shareholders	(53)	—
Cash held by Reynolds Consumer Products and Graham Packaging Company at time of distribution	—	(110)
Other financing activities	(3)	(4)
Net cash provided by financing activities	173	536
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(15)
Increase in cash, cash equivalents and restricted cash	159	471
Cash, cash equivalents and restricted cash as of beginning of the period[1]	468	1,294
Cash, cash equivalents and restricted cash as of end of the period[1]	$627	$1,765

1– includes $10 million, $9 million and $139 million and of cash and cash equivalents and restricted cash classified as current assets held for sale or distribution as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Reportable segment net revenues
Foodservice	$594	$473	$1,619	$1,351
Food merchandising	391	354	1,121	1,046
Beverage merchandising	403	361	1,147	1,106
Other	28	30	81	87
Inter-segment revenues	(22)	(23)	(58)	(76)
Total net revenues	$1,394	$1,195	$3,910	$3,514

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA from Continuing Operations to Total Adjusted EBITDA from Continuing Operations1

(in millions)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Reportable segment Adjusted EBITDA from continuing operations
Foodservice	$64	$81	$187	$170
Food merchandising	49	72	163	186
Beverage merchandising	16	24	(1)	112
Other	3	2	6	6
Unallocated	(13)	(6)	(29)	(29)
Total Adjusted EBITDA from continuing operations (Non-GAAP)	$119	$173	$326	$445

Use of Non-GAAP Financial Measures

The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating its past results and future prospects. The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items of a significant or unusual nature, including but not limited to foreign exchange gains or losses on cash, goodwill impairment charges, related party management fees, unrealized gains or losses on derivatives, gains or losses on the sale of businesses and non-current assets, restructuring, asset impairment and other related charges, operational process engineering-related consultancy costs, non-cash pension income or expense, strategic review and transaction-related costs, executive transition charges and business acquisition costs.

The Company presents Adjusted EBITDA because it is a key measure used by its management team to evaluate its operating performance, generate future operating plans and make strategic decisions. In addition, the Company’s chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. Accordingly, the Company believes presenting this metric provides useful information to investors and others in understanding and evaluating its operating results in the same manner as the management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, the Company’s non-GAAP financial measure may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Please see the reconciliation of the Company’s Non-GAAP measure used in this release to the most directly comparable GAAP measure, beginning on the following page.

Pactiv Evergreen Inc.

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) from continuing operations (GAAP)	$2	$(143)	$(1)	$(28)
Income tax (benefit) expense	(13)	42	(26)	(95)
Interest expense, net	57	87	141	275
Depreciation and amortization	103	73	253	213
Goodwill impairment charges(1)	—	6	—	6
Restructuring, asset impairment and other related charges(2)	—	14	8	18
Loss on sale of businesses and noncurrent assets(3)	—	1	—	1
Non-cash pension income(4)	(40)	(18)	(88)	(55)
Operational process engineering-related consultancy costs(5)	6	3	16	12
Related party management fee(6)	—	44	—	49
Strategic review and transaction-related costs(7)	—	24	—	39
Foreign exchange losses on cash(8)	—	42	1	14
Unrealized losses (gains) on derivatives(9)	1	(1)	5	(3)
Executive transition charges(10)	—	—	10	—
Business acquisition costs(11)	2	—	2	—
Other	1	(1)	5	(1)
Adjusted EBITDA from continuing operations (Non-GAAP)	$119	$173	$326	$445
(1)	Reflects goodwill impairment charges in respect of our remaining closures operations.
(2)

Reflects asset impairment, restructuring and other related charges (net of reversals) primarily associated with the closure of Beverage Merchandising’s coated groundwood operations and our remaining closures businesses that are not reported within discontinued operations.

(3)	Reflects the loss from the sale of businesses and noncurrent assets, primarily in our Other segment.
(4)	Reflects the non-cash pension income related to our employee benefit plans.
(5)	Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(6)	Reflects the related party management fee charged by Rank to us. Following our IPO, we are no longer charged the related party management fee.
(7)	Reflects costs incurred for strategic reviews of our businesses, as well as costs related to our IPO that could not be offset against the proceeds of the IPO.
(8)	Reflects foreign exchange losses on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.
(9)	Reflects the mark-to-market movements in our commodity derivatives.
(10)	Reflects charges relating to key executive retirement and separation agreements in the first half of 2021.
(11)	Reflects costs incurred related to the acquisition of Fabri-Kal.